For Immediate Release

Baron Energy Finalizes Merger with

West Texas Oil and Gas Companies

HOUSTON, February 26, 2010 — Baron Energy, Inc. (OTCBB:BROE) (“Baron” or the “Company”), an independent oil and gas company, today announced the completion of its merger with Esconde Resources, Inc. and Permian Legend Petroleum, Inc., two affiliated and privately held Texas corporations (“Acquired Entities”) effective as of February 22, 2010. The merger brings to Baron production, reserves and revenue as well as an experienced management team.

Baron now owns production that is 99% oil, both operated and non-operated with working interest ranging from 5% to 98% in oil and gas fields located in Baylor County, Texas and in Borden, Garza, Jones, Runnels, Scurry and Taylor Counties, Texas, in the Permian Basin.

The Acquired Entities’ management team joined Baron. Mr. Ronnie L. Steinocher, formerly president, and manager of predecessor entities of the Acquired Entities, became the President and CEO of Baron and Ms. Lisa Hamilton became the Executive Vice President and CFO. They have worked together for the past 17 years and have combined more than 60 years of experience in the oil and gas industry. Mr. Steinocher and Ms. Hamilton also serve as the only two members on the board of directors, and Mr. Steinocher will be the Chairman.

Baron’s growth strategy will center on making accretive property acquisitions in its core operating area. The Company will target properties that have oil production with upside developmental potential. In addition, the management team will look for ways to exploit Baron’s extensive acreage position in Starr County, TX by seeking working interest partners for this high potential natural gas project.

The Company’s headquarters has moved from Las Vegas, NV to Midland, TX, the center of the Permian Basin of West Texas.

Management Comments

Mr. Ronnie L. Steinocher, President and CEO of Baron said, “The merger of our private companies with Baron Energy, Inc., is a positive step for both Baron shareholders and the shareholders of the Acquired Entities. It provides Baron with immediate production and revenue as well as significant near-term growth through development drilling and acquisitions in our core area while other shareholders become shareholders in a publicly traded company with tremendous growth potential. Being a part of Baron significantly enhances our ability to raise funds and structure producing property acquisitions. Our management team has extensive operating experience in the Permian Basin of West Texas and a pipeline of potential acquisition opportunities within our core area of operations. Now that the merger is completed, we will move forward with a number of these acquisition opportunities and take the first steps towards reaching our production goals.”

Effective as of the closing of the merger, Mr. Michael Maguire resigned as Baron’s President, CEO, CFO, Secretary and Treasurer. Furthermore, Mr. Maguire and Mr. Lou Schiliro resigned as members of Baron’s board of directors, effective as of February 28, 2010.

Immediately prior to the merger, the Company redeemed 8,600,000 shares of its common stock from its founder, Albert Abah, reducing the number of its issued and outstanding shares to 40,000,000. In connection with the merger, Baron issued 40,000,000 shares of its common stock to the former shareholders of the Acquired Entities, increasing the current total number of issued and outstanding shares of the Company to 80,000,000.

Additionally, the Company has authorized a one-for-two reverse split of its issued and outstanding, as well as its authorized, common stock, effective March 4, 2010. As a result of the reverse stock split, the number of outstanding shares of the Company’s common stock will be reduced to 40,000,000 from 80,000,000, and the number of authorized but unissued shares of the Company’s common stock will be reduced to 75,000,000 from 150,000,000.

About Baron Energy

Baron Energy (OTCBB:BROE) is an independent oil and gas exploration and development company headquartered in Midland, TX with producing assets in the prolific oil producing Permian Basin of West Texas and a significant acreage position along the Texas Gulf Coast. Baron’s strategy is to grow production and reserves through acquisition of additional producing assets in the Permian Basin, low-cost exploitation and development of those properties combined with higher risk exploration drilling in prospects that have the potential for significant hydrocarbon discoveries.

For more information, please visit www.baronenergy.com

Forward-Looking Statement

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “potential,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Baron Energy, Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov, including the Company’s Annual Report on Form 10-K filed on October 29th, 2009. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

existing acreage positions, and

Investor Contact: Brad Holmes; Phone (713)304-6962, e-mail, b—holmes@att.net

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